Exhibit 10.26

FCB Financial Holdings, Inc.

Management Long-Term Incentive Plan

1. Purposes. The purposes of the FCB Financial Holdings, Inc. Management Long-Term Incentive Plan are (a) to advance the interests of the Company and its stockholders by providing a means to further motivate the management of the Company and its Affiliates, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent; (b) to link the rewards of the management of the Company and its Affiliates to the achievement of specific performance objectives and goals; and (c) to assist the Company and its Affiliates in maintaining a competitive total compensation program that serves to [attract and] retain the most highly qualified individuals.

2. Definitions. When used in the Plan, unless the context otherwise requires:

(a) “Affiliate” shall mean any Entity controlling, controlled by, or under common control with the Company or any other Affiliate.

(b) “Adjustment Percentage” with respect to a Plan Year shall mean the adjustment, stated as a percentage, to the Target Award based on the Company’s Actual Core Pre-Tax Income for such Plan Year and shall be determined as follows:

Adjustment Percentage
If Actual CPTI for the year exceeds Budgeted CPTI for such year by more than 9.99% of Budgeted CPTI for such year	125%
If Actual CPTI for the year is less than Budgeted CPTI for such year by more than 9.99% of Budgeted CPTI for such year	75%
If Actual CPTI for the year is within 9.99% ± of Budgeted CPTI for such year	100%

A Target Award’s adjustment for the 2016 Plan Year, 2017 Plan Year and 2018 Plan Year shall be referred to respectively as the “2016 Adjustment”, “2017 Adjustment” and “2018 Adjustment”.

(c) “Actual CPTI” or “Actual Core Pre-Tax Income” with respect to a Plan Year shall mean the actual CPTI (as reflected in the Company’s financial statements) as adjusted to remove the impact of any expense attributable to the Awards under this Plan that is different (whether more or less) than the expense attributable to this Plan in the Budgeted CPTI and any unplanned non-reoccurring events, including, but not limited to, acquisitions or dispositions of a business, discontinued operations, restructuring charges, and changes in accounting rules or regulations.

(d) “Award” shall mean an award granted under the Plan.

(e) “Bank” shall mean Florida Community Bank, National Association.

(f) “Board of Directors” shall mean the Board of Directors of the Company, as constituted at any time.

(g) “Budgeted CPTI” or “Budgeted Core Pre-Tax Income” with respect to a Plan Year shall mean the budgeted annual CPTI for that Plan Year approved by the Board of Directors.

(h) “Change in Control” shall mean any of the following:

(i) a dissolution or liquidation of the Company or the Bank;

(ii) a sale of all or substantially all of the assets of the Company or the Bank;

(iii) the sale of more than 50% of the outstanding equity securities of the Company or the Bank, except in a bona fide public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended;

(iv) a merger or consolidation involving the Company or the Bank in which the Company or the Bank is not the surviving entity;

(v) a merger, share exchange, consolidation or other reorganization or business combination of the Company or the Bank if immediately after such transaction either (A) persons who were members of the board of directors of the Company or the Bank, as applicable, immediately prior to such transaction do not constitute at least a majority of the board of directors of the surviving entity, or (B) the holders of the voting stock of the Company or the Bank immediately prior to such transaction have not received, pursuant to the terms of such transaction, a majority of the voting equity securities of the surviving entity; or

(vi) a merger or consolidation involving the Company or the Bank in which the Company or the Bank is the surviving entity but the holders of shares of Common Stock receive securities of another entity and/or other property, including cash.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Committee” shall mean the Compensation Committee of the Board of Directors.

(k) “Company” shall mean FCB Financial Holdings, Inc., a Delaware corporation.

(l) “CPTI” or “Core Pre-Tax Income” with respect to a Plan Year shall mean the Company’s net income before taxes for such Plan Year.

(m) “Entity” shall mean any business, corporation, partnership, limited liability company or other entity.

(n) “Final Award” shall mean the amount of the Award that is to be paid to the Participant based on the Company’s performance during the Performance Period as determined under Section 5(a) and (c).

(o) “GAAP” shall mean accounting principles generally accepted in the United States of America.

(p) “Participant” shall mean a member of the management of the Company or an Affiliate who is granted an Award by the Committee under the Plan.

(q) “Performance Period” shall mean the period commencing on January 1, 2016 and ending on December 31, 2018.

(r) “Plan” shall mean this FCB Financial Holdings, Inc. Management Long-Term Incentive Plan, as it may be amended from time to time.

(s) “Plan Year” shall mean any of the Company’s fiscal years during the Performance Period.

(t) “Restricted Period” with respect to a Participant shall mean the period commencing on the date the Participant is granted a Target Award and ending on the one-year anniversary of the termination of the Participant’s employment with the Company or an Affiliate.

(u) “Target Award” shall mean the initial stated dollar amount of a Participant’s Award granted under the Plan.

3. Administration.

(a) The Plan shall be administered by the Committee. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee (which hereinafter shall also be referred to as the Committee). The Committee may also delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties.

(b) The Committee, acting in its sole discretion, shall have full authority, subject to the terms of the Plan, to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan, all grant terms and grant notices, and all Awards and Award certificates or agreements, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) amend the Plan, and (vii) grant Awards and determine who shall receive Awards and the terms and conditions of such Awards. The enumeration of the foregoing powers is not intended and should not be construed to limit in any way the authority of the Committee under the Plan which is intended, to the fullest extent permitted by law, to be plenary. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all Participants, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

(c) No member of the Board of Directors or the Committee or any employee of the Company or any of its Affiliates (each such person an “Affected Person”) shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made under or with respect to the Plan or any Award. Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken or any determination made under or with respect to the Plan or any Award and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, confirming that such matter is subject to indemnification hereunder, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by separate contract, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

4. Participants. All employees who are members of the management of the Company or an Affiliate shall be eligible to receive Awards under the Plan. Notwithstanding the foregoing, Vincent S. Tese, Kent S. Ellert and Leslie J. Lieberman are not eligible to receive Awards under the Plan.

5. Awards.

(a) Terms and Conditions. Each Participant shall be granted, as determined by the Committee in its sole discretion and as set forth in an Award certificate or agreement, a Target Award, stated as a dollar amount. The Target Award shall be adjusted on an annual basis based on the Company’s Actual CPTI reported compared to the Company’s Budgeted CPTI for each Plan Year of the Performance Period. Subject to reduction pursuant to Section 5(c), the amount of the Participant’s Final Award shall be determined based on the following formula:

Participant’s Target Award	x 2016 Adjustment	x 2017 Adjustment	x 2018 Adjustment=	Participant’s Final Award

If a Participant is granted an Award after the commencement of the Performance Period, the Committee, in sole discretion and as set forth in an Award certificate or agreement, may modify the foregoing formula for determining the Participant’s Final Award.

(For an example of the mechanics of the foregoing formula, see Exhibit A to the Plan.)

(b) Dollar Limitation. In no event shall any Participant be granted a Target Award exceeding $500,000, the sum of the Target Awards granted under the Plan exceed $4,000,000 or the sum of the Final Awards paid under the Plan exceed $7,812,500.

(c) Committee Certification. The Committee shall determine and certify the amount of each Participant’s Final Award. At the time of certification, in determining the amount of a Participant’s Final Award, the Committee may, in its sole discretion, reduce (but not increase) the amount of the Final Award. No such Final Award will be settled until such certification is made by the Committee.

(d) Settlement of Annual Incentive Awards. Final Awards shall be settled in cash as soon as practicable following the certification by the Committee described in Section 5(c), but no later than March 15, 2019.

(e) Termination of Employment. If prior to the settlement of a Final Award, a Participant’s employment is terminated by the Company or an Affiliate for any reason, then the Participant shall immediately forfeit any and all rights to his or her Award.

(f) Change in Control. If a Change in Control is consummated prior to the end of the Performance Period, within thirty (30) days following such consummation, each Participant, who is employed with the Company or an Affiliate on such consummation, will receive the amount of the Participant’s Target Award, subject to the Adjustment Percentage for each full Plan Year completed during the Performance Period prior to such consummation. If no full Plan Year has been completed prior to such consummation, the Participant shall be entitled to the amount of the Participant’s Target Award. The foregoing payment shall be made whether or not the Participant’s employment with the Company or an Affiliate is terminated after the occurrence of the Change in Control. The Committee shall determine and certify the amount of each Participant’s Award payable pursuant to this Section 5(f) prior to its payment. For purposes of clarity, the Committee may not reduce the amount of a Participant’s Award payable pursuant to this Section 5(f).

6. No Right to Continued Employment. Nothing in the Plan or in any Award certificate or agreement shall confer upon a Participant the right to continued employment with the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate such employment.

7. Withholding. If the Company or an Affiliate shall be required to withhold any amounts by reason of federal, state or local tax laws, rules or regulations in respect of the settlement of an Award to the Participant, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any settlement made to the Participant.

8. Non-Transferability of Awards. No Award shall be assignable or transferable by a Participant except, where applicable, by will or by the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

9. Administration and Amendment of the Plan. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law.

10. Right of Offset. The Company shall have the right to offset against its obligation to deliver amounts under any Award that do not constitute “non-qualified deferred compensation” pursuant to Code Section 409A any outstanding amounts of whatever nature that the Participant then owes to the Company or any Affiliate.

11. Effective Date. The Plan shall become effective as of December 1, 2015, the date on which it was adopted by the Board.

12. Severability. If any of the provisions of the Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

13. Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

14. Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award certificates or agreements, as to the persons who receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

15. Code Section 409A. It is the Company’s intent that Awards under the Plan be exempt from, or comply with, the requirements of Code Section 409A, and that the Plan be administered and interpreted accordingly. If and to the extent that any Award made under the Plan is determined by the Committee to constitute “non-qualified deferred compensation” subject to Code Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such settlement or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Code Section 409A and under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Code Section 409A and as determined by the Committee), such settlement or benefit shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or the Participant’s earlier death).

16. Unfunded Status of Participant Rights. A Participant’s rights with respect to an Award represent an unfunded deferred compensation obligation of the Company for purposes of the Employee Retirement Income Security Act of 1974, as amended, and federal income tax purposes and, with respect thereto, the Participant shall have no rights greater than those of an unsecured general creditor of the Company.

17. Covenants.

(a) Non-Solicit of Employees. During a Participant’s Restricted Period, the Participant shall not, directly or indirectly, either alone or jointly with or on behalf of any third party, solicit, induce or encourage the resignation of any employee or consultant of the Company or an Affiliate; or hire, assist any other person in hiring, or attempt to hire or reach any agreement (oral or written) with respect to the prospective hiring of any person who is or was an employee or consultant of the Company or an Affiliate during the 12-month period preceding the termination of the Participant’s employment with the Company or an Affiliate.

(b) Non-Solicit of Customers. During a Participant’s Restricted Period, the Participant shall not, directly or indirectly, either alone or jointly with or on behalf of any third party, solicit, induce or encourage any business from any of the Company’s or an Affiliate’s customers, including actively sought prospective customers, for purposes of providing to such customers products or services that are competitive with those provided or offered by the Company or an Affiliate.

(c) Non-Competition. Unless otherwise provided in a Participant’s Award certificate or agreement, during the Participant’s Restricted Period, the Participant shall not, in the State of Florida, either directly or indirectly, on the Participant’s own behalf or in the service of or on behalf or others, in any capacity, engage in any business which is the same as or essentially the same as the business of the Company or an Affiliate.

(d) No Effect on Other Covenants. The covenants in this Section 17 are in addition to any other covenants a Participant may be subject to under other agreements with, or awards from, the Company or an Affiliate.

18. Clawback. Notwithstanding any other provision in the Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement or any clawback policy adopted by the Company, will be subject to deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or such clawback policy.

19. Governing Law. All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflict of laws.

20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

21. Final Issuance Date. No Awards shall be made under the Plan after March 31, 2016.

Exhibit A

Example of the Mechanics of the Formula Stated in Section 5(a)

Assume a Participant received a Target Award of $100,000. The Budgeted CPTI and Actual CPTI for each of the 2016 Plan Year, the 2017 Plan Year and the 2018 Plan Year and the computation of Adjustment Percentages for each such year are as follows:

	[A] Budgeted CPTI	[B] Actual CPTI	[C] Difference (A-B)	[D] 9.999% of Budgeted CPTI (Ax9.99%)	[E] Is Actual CPTI greater than Budgeted CPTI by more than 9.999%*	[F] Is Actual CPTI less than Budgeted CPTI by more than 9.999%*	[G] Adjustment Percentages
2016	130,000	134,000	4,000	12,987	No	No	100%
2017	140,000	155,000	15,000	13,986	Yes	No	125%
2018	149,000	130,000	-19,000	14,886	No	Yes	75%

*	Comparing column C to column D.

Based on the forgoing assumed Budgeted CPTIs and Actual CPTIs, the Participant’s Target Award would be adjusted as follows:

$100,000 (Target Award) x 100% (2016 Adjustment) x 125% (2017 Adjustment) x 75% (2018 Adjustment) = $93,750 (Final Award)

Accordingly, the amount of the Participant’s Final Award would be equal to $93,750, subject to Section 5(c).